Exhibit 10.9

Collaboration Agreement

Introduction

JD E-commerce America Limited (“JD”) is the developer of certain proprietary retail technology solutions, including the Platform.

Maison International, Inc. (“Client”) wishes to engage JD to: (1) provide consultancy services with respect to the configuration and implementation of the Platform for use by Client; (2) provide the Platform for Client to use at the Stores; and (3) provide services supporting Client’s use of the Platform.

This Collaboration Agreement (this “Agreement”) consists of:

1.	these key terms (the “Key Terms”);

2.	the attached terms and conditions (the “Terms and Conditions”); and

3.	the attached schedules (each, a “Schedule”).

The Parties have separately entered into an intellectual property license agreement of even date (the “Intellectual Property License Agreement”) concerning the Parties respective use of each other’s trade marks.

Key Terms

Effective Date	April 19, 2021

Parties	1)	JD E-commerce America Limited, a Delaware corporation, with its principal place of business at 19900 MacArthur Blvd Suite 660, Irvine, CA 92612 (“JD”); and

	2)	Maison International, Inc., a company incorporated in Illinois which will do business in California as Maison Chicago Management Inc., whose registered office is at 19745 Colima Rd #1-616, Rowland Heights Ca 91748 (“Client”).

Initial Term	10 years, from the Effective Date

Renewal Term	As may be agreed by the Parties

Services	JD shall provide the following services to the Client, as further detailed and set out under each SOW for each stage:

		1)	Stage 0 – the Consultancy Services including: (1) consideration and assessment Client’s business nature; (2) information and standards, and, analysis and study of feasibility of omni channel retailing of the Client; and (3) preparation and delivery of feasibility plan of omni channel retailing of the Stores;

		2)	Stage 1 – the Initialization Services, including initializing the feasibility plan, digitalization of Store, delivery of online retailing and e-commerce business and operational solutions for the Stores with omni channels;

		3)	Stage 2 – the Implementation Services, including product and merchandize supply chain configuration, staff training for operation and management of the digital solutions, installation and configuration of hardware, customization of software, concept design and implementation;

		4)	Stage 3 – the Platform Services, including providing actual operation and management of the Store upon delivery and necessary support services.

Stores	The physical store located at 300 W Main St, Alhambra, CA 91801 (the “First Store”) and other store(s) agreed to by both Parties in writing from time to time. Subject to amendments to this Agreement in respect of additional Stores agreed from time to time, the “Store” or “Stores” in Schedule 2 shall refer only to the First Store.

Consultancy and Initialization Fee

US$220,000, to be paid as follows:

40% payable within 3 days from the Effective Date;

40% payable within 3 days from the completion and delivery of the Initialization Services;

20% payable within 3 days from the completion and delivery of the Implementation Services .

The Consultancy and Initialization Fee includes the Consultancy Services and Initialization Services, described in the KEY TERMS, for the following three stores:

●	The First Store

●	A store to be opened in Chino Hills area in California, USA

●	A store to be opened in Rowland Heights in California, USA

The exact location of the Chino Hills store and the Rowland Heights store will be determined based on the respective signed lease. Notwithstanding anything to the contrary under this Agreement, if within five (5) years from the Effective Date, Client has not invested substantial time, money and effort into the preparing the launch of the second and third stores set forth above or has not requested the said services by notice in writing, JD shall have no obligation to provide the Consultancy Services and Initialization Services to Client and the Consultancy and Initialization Fee shall not be refunded. The statement of works, timeline and applicable fees for the second and third stores set forth above shall be agreed to by both Parties in writing within a reasonable time after Client requests JD to provide the Consultancy Services and Initialization Services in accordance with this paragraph.

For each additional Store requiring the Consultancy Services and Initialization Services of JD, an additional US$50,000 shall be charged for preparing the feasibility plan for such additional Store.

Customized Software & Interface Development Fee	Such Fee and the payment schedule shall be agreed to by both Parties in writing during the period of Stage 1.

Store Hardware & Equipment Fee	Such Fee and the payment schedule shall be agreed to by both Parties in writing during the period of Stage 1.

IT Equipment & Hardware Implementation Fee	Such Fee and the payment schedule shall be agreed to by both Parties in writing during the period of Stage 1.

Royalty Fee	1.2% of Gross Merchandise Value. Royalty Fee for the relevant calendar month is payable on the 15th day of following calendar month.

Notices (refer to Clause 24)	JD: Name: Vicky Jia Zhuang Email: zhuangjia@jd.com	Client: Name: John Jun Xu Email: john@jcintlgroup.com Telephone: +1 626-827-1488

Agreed and accepted:

For and on behalf of JD		For and on behalf of Client

/s/ Jia Zhuang		/s/ John Jun Xu
Name:	Jia Zhuang	Name:	John Jun Xu
Position:	Authorized Signature	Position:	President

Terms and Conditions

1.	Definitions and Interpretation

1.1	Schedule 1 (Definitions and Interpretation) sets out defined terms and principles of interpretation for this Agreement.

2.	Initial Term and Renewal Terms

2.1	This Agreement takes effect from the Effective Date and will continue, unless terminated earlier in accordance with Clause 18, for the Initial Term, following which it will terminate automatically without notice unless, no later than six (6) months before the end of the Initial Term (or any Renewal Term agreed under this Clause), the Parties agree in writing that the term of this Agreement will be extended for three (3) years) (a “Renewal Term”).

2.2	Unless this Agreement is further extended under this Clause 2 or terminated earlier in accordance with Clause 18, this Agreement will terminate automatically without notice at the end of a Renewal Term.

3.	The Services

3.1	JD will provide the following services (collectively, the “Services”) to the Client:

(a)	the Consultancy Services;

(b)	the Initialization Services;

(c)	the Implementation Services;

(d)	the Platform Services; and

(e)	such other services as may be agreed between the Parties from time to time.

3.2	JD grants to Client a non-exclusive, non-transferable, non-sub licensable right during the Term to enable the Authorised Users to access and use the Platform solely for the Client’s internal business operations in respect of the Stores in accordance with this Agreement.

3.3	Client will only use and permit access to and/or use of the Platform as expressly provided under this Agreement.

3.4	Client will provide JD with an up-to-date list of Authorised Users promptly following any request by JD to do so.

3.5	Client will and will procure that:

(a)	Authorised Users only access the Platform using a unique log-in and password (“Platform Credentials”) assigned to them for this purpose; and

(b)	Authorised Users keep their Platform Credentials secure and confidential and do not provide them to any other person.

3.6	Client will promptly notify JD if at any time Client knows or suspects that unauthorised access may have been made in respect of the Platform or any Platform Credentials.

3.7	Client agrees and acknowledges that JD may, in its discretion, develop and evolve the Platform and the Services over time and may:

(a)	change, update, upgrade, suspend or discontinue features, functions or components of the Platform and/or the Services; and/or

(b)	impose limits or restrictions on certain features, functions or components of the Platform or the Services.

4.	Consultancy, Initialization and Implementation Services

4.1	JD will provide the Consultancy Services, the Initialization Services and the Implementation Services to Client in accordance with this Agreement.

4.2	Without limiting the generality of Clause 7.1(a), Client will provide JD with all such information and assistance as JD may reasonably require in order to enable JD to provide the Consultancy Services and Implementation Services, including, as reasonably necessary, access to the Client’s personnel, systems, premises and facilities.

5.	Statements of Work

5.1	The SOWs shall describe the specifications and other requirements for any Deliverables to a reasonable level of detail. The parties shall perform their respective obligations as specified under each SOW.

5.2	Either party (the “Requesting Party”) may request changes to any SOW (including the specifications for any Deliverables) by written notice delivered to the other party (the “Receiving Party”), specifying in detail the proposed change (each a “Change Request”).

5.3	As part of or in response to each Change Request, JD shall provide details of any expected impact of the change on the work scope and timeframes and any proposal to increase or apply fees to the Deliverables and/or increase or apply recoverable expenses as a consequence of the Change Request. The following details shall be included in each Change Request:

(a)	the description of impacted Deliverables and each party’s obligations under the SOW;

(b)	any impact to requirements, timeframes, Fees and expenses;

(c)	impacts on team resources and personnel; and

(d)	any requirement for additional information and materials.

5.4	The Receiving Party shall respond to a draft Change Request within three (3) Business Days of any request by the Requesting Party to do so or within such other period as reasonably agreed between the parties.

5.5	If both parties agree on the changes, the Change Request shall be signed by the Manager of each party and authorized signatories for final approval. The parties shall evidence the agreement of each approved Change Request in writing and such Change Request shall not become binding upon the parties until it is signed by the duly authorized signatories of the parties.

6.	JD Obligations

6.1	JD will:

(a)	provide the Platform and the Services:

(i)	using reasonable care and skill; and

(ii)	substantially in accordance with any applicable Specifications; and

(b)	be responsible for compliance with all Applicable Laws applicable to JD in its role as service provider to Client in relation to the provision of the Platform and the Services to Client.

6.2	The obligations in Clause 6.1 will not apply to the extent of any non-conformance which is caused by use of the Platform or the Services contrary to JD’s instructions, or by any modification or alteration of the Platform or the Services by any person other than JD or JD’s duly authorised contractors or agents. If JD does not comply with its obligations under Clause 6.1, JD will, at its expense, use all reasonable commercial endeavours to correct any such non-conformance promptly as soon as reasonably practicable. Such correction constitutes Client’s sole and exclusive remedy for any breach of the obligations set out in Clause 6.1.

7.	Client Obligations

7.1	Client will:

(a)	provide JD with: (1) all necessary co-operation and assistance in relation to this Agreement and each applicable SOW; and (2) all necessary information, documentation and details as may be required by JD, in order to provide the Services;

(b)	without affecting its other obligations under this Agreement and each applicable SOW, comply with all Applicable Laws and JD Policies with respect to its activities under or in connection with this Agreement, including with respect to its operation and management of the Store (including any Client Content submitted or uploaded therein) and its use and enjoyment of the Platform and the Services;

(c)	carry out all other Client responsibilities set out in this Agreement and each applicable SOW in a timely and efficient manner. In the event of any delays in the Client’s provision of such assistance as agreed by the Parties, JD may adjust any agreed timetable or delivery schedule as reasonably necessary;

(d)	ensure that the Authorised Users use the Platform and the Services in accordance with the terms and conditions of this Agreement each applicable SOW and procure that Authorised Users comply with any instructions issued by JD;

(e)	use best endeavours to prevent any unauthorised access to, or use of, the Platform and/or the Services and, in the event of any such unauthorised access or use, promptly notify JD;

(f)	ensure that the Client Systems comply with the relevant specifications provided by JD from time to time; and

(g)	be, to the extent permitted by Applicable Laws and except as otherwise expressly provided in this Agreement, solely responsible for procuring, maintaining and securing its network connections and telecommunications links from the Client Systems to JD’s Systems, and all problems, conditions, delays, delivery failures and all other loss or damage arising from or relating to Client’s network connections or telecommunications links or caused by the internet.

7.2	In connection with its operation and management of the Stores and its use of the Platform and the Services, Client will not:

(a)	post, list, upload or distribute any content (including any Client Content) or otherwise make any communications that are false, inaccurate, misleading, defamatory or libellous;

(b)	promote, offer for sale or sell any Restricted Items, stolen or counterfeit items or items that infringe or make unauthorized use of the Intellectual Property Rights of any person;

(c)	breach any Applicable Laws, third party rights or JD’s Policies;

(d)	enable or distribute Viruses that may harm JD or any other person;

(e)	distribute or post any spam, unsolicited communications and/or any communications that may be in breach of Applicable Laws; or

(f)	infringe JD’s Intellectual Property Rights or any third party Intellectual Property Rights.

7.3	JD reserves the right, without prejudice to its other rights to JD, to disable and/or suspend Client’s access to the Platform and/or the Services (or any part thereof) for any breach of Client of the obligations set out in Clauses 7.1, 7.2 or its obligations to pay the Fees in accordance with Clause 8. For the avoidance of doubt, this Clause 7.3 will not affect any obligation of JD to disable and/or suspend Client’s access to the Platform in accordance with any Applicable Laws or direction or order from any court of Regulatory Authority.

7.4	Client acknowledges and agrees that it is solely responsible for:

(a)	the acts and omissions of Authorised Users with respect to the access and/or use of the Platform and the Services;

(b)	the accuracy, content and legality of any Client Content posted, listed, uploaded or otherwise made available on the Platform;

(c)	any and all interactions, including any communications and transactions through or on the Platform; and

(d)	any and all contracts for the sale, purchase and shipment of goods and products concluded through or at the Store.

7.5	Client acknowledges and agrees that JD has not provided it with and will not provide it with any legal advice concerning the operation and management of the Stores.

8.	Fees

8.1	Client will pay all the Fees specified in Schedule 4 (Fees).

8.2	JD will submit to Client valid and accurate invoices for all Fees on or after the relevant dates set out in Schedule 4 (Fees).

8.3	Unless stated otherwise in this Agreement, Client will make payment of the Fees without deduction, set-off or counterclaim in accordance with the requirements in Schedule 4 (Fees).

8.4	If Client disputes any invoice or other statement of monies due, Client will notify JD in writing. Client will provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment and the Parties will negotiate in good faith to attempt to resolve the dispute as soon as reasonably practicable.

8.5	Without limit to its other rights and remedies under this Agreement, if Client fails to pay any amount due under this Agreement, JD may charge interest on the overdue amount, from the due date up to the date of actual payment, as well as before judgment, accruing on a daily basis, at the rate of 5% per annum above the Hong Kong Interbank Offered Rate (HIBOR). The Parties acknowledge and agree that the interest charged in this Clause represents a substantial remedy.

9.	Service Management

9.1	Each Party will appoint a suitably senior and qualified employee to serve as its primary contact with respect to this Agreement (each, a “Manager”).

9.2	The Parties will agree to convene regular meetings between the Parties’ respective Managers from time to time as reasonably necessary for the performance of each Party’s respective obligations in respect of the relevant Services.

9.3	Neither Party will replace their respective Manager without providing reasonable prior written notice to the other Party.

10.	Confidentiality

10.1	Each Party:

(a)	will hold all Confidential Information of the other Party in trust and confidence and will restrict access to the Confidential Information to the Party’s directors, employees, agents, Affiliates, subcontractors and consultants on a need-to-know basis;

(b)	undertakes to ensure that the persons referred to in Clause 10.1(a) are made aware prior to the disclosure of any Confidential Information that they owe a duty of confidence to the other Party; and

(c)	agrees to notify the other Party immediately if it becomes aware of any breach of confidence by any person to whom it divulges any Confidential Information and to give the other Party all reasonable assistance in connection with any proceedings which the other Party may institute against such person for breach of confidence.

10.2	The obligations in this Clause 10 will not apply to any Confidential Information that:

(a)	is required to be disclosed:

(i)	by Applicable Laws; or

(ii)	at the request or recommendation of any Regulatory Authorities having authority over the Party making the disclosure,

provided, in each case, that to the extent legally permissible, the disclosing Party promptly notifies the other Party of its requirement to disclose, and cooperates with the other Party’s reasonable requests in avoiding or limiting the disclosure;

(b)	was already in the possession of the Party making the disclosure without an obligation of confidentiality when it was received from the other Party;

(c)	was already in the public domain at the time of disclosure, except as a result of a breach of this Agreement;

(d)	was independently developed without access to the other Party’s Confidential Information; or

(e)	is disclosed for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other document entered into pursuant to this Agreement.

11.	Client Data

11.1	Client will have sole responsibility for the legality, reliability, integrity, accuracy and quality of the Client Data.

11.2	Without limiting the generality of the foregoing, Client will be responsible for ensuring that:

(a)	the means by which it acquires Client Data;

(b)	its, JD’s and Authorized User’s use of Client Data in connection with the Platform and the Services; and

(c)	any transfers of Client Data to JD in connection with this Agreement,

comply with Applicable Laws (including in relation to the provision of any requisite notifications and obtaining of any relevant consents in accordance with applicable Data Protection Laws).

11.3	Client grants JD a royalty-free, non-exclusive, worldwide right and licence to host, copy, use, transmit, and display Client Data (including any statistical or other analysis, information, or data based on or derived from Client Data), each as appropriate for:

(a)	JD to operate the Platform and enable Client’s use of the Platform and/or the Services;

(b)	JD to provide the Services and perform its other obligations under this Agreement;

(c)	JD to comply with Applicable Laws or any directions of any Regulatory Authority; and

(d)	such other purposes as may be agreed between the Parties in writing from time to time.

11.4	JD may sub-license its rights under Clause 11.3 to its Affiliates, contractors, sub-contractors and service providers from time to time.

12.	Data Protection

12.1	Each Party will comply at all times with the Data Protection Laws in respect of any Personal Data Processed by it pursuant to this Agreement.

12.2	JD will:

(a)	Process Personal Data forming part of the Client Data solely for the purpose of performing its obligations under this Agreement (and, where permitted by Applicable Laws, the purposes set out in Clause 11.3);

(b)	implement and maintain appropriate technical and organisational measures for the purpose of protecting such Personal Data against unauthorised or accidental access, processing, erasure, loss or use; and

(c)	securely return or erase such Personal Data in accordance with Client’s instructions upon the termination or expiry of this Agreement.

13.	Intellectual Property

13.1	Except as expressly provided, nothing in this Agreement will affect the ownership of any Intellectual Property Rights by either Party (or its Affiliates) or transfer, assign, license or grant to the other Party any other right, title or interest in or to a Party’s (or its Affiliates’) Intellectual Property Rights.

13.2	JD Materials

(a)	All Intellectual Property Rights in the JD Materials will remain vested in and be the property of JD or its licensors. Client acknowledges that it has no rights of ownership in the JD Materials.

(b)	JD grants Client a limited, non-exclusive, revocable, non-transferable and non-sub-licensable licence for the Term to use the JD Materials to the extent necessary to enable Client’s use of the Platform and receipt of the Services.

(c)	The licence granted in Clauses 13.2(b) will terminate automatically upon termination or expiry of this Agreement, or (if earlier) when the JD Materials cease to be required for Client’s use of the JD Materials and receipt of the Services or similar services.

13.3	The Platform

(a)	Title and full ownership rights to the Platform and the Services (including all Intellectual Property Rights therein) will remain with JD (and/or its third party licensors, where applicable), and this Agreement does not operate to transfer title to Client of any Intellectual Property Rights in them.

(b)	Client will not:

(i)	attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Platform or the Services in any form or media or by any means;

(ii)	attempt to de-compile, reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of the Platform or the Services;

(iii)	access all or any part of the Platform or the Services in order to build a product or service which competes with the Platform or the Services;

(iv)	use the Platform or the Services to provide services to third parties; or

(v)	attempt to obtain, or assist third parties in obtaining, access to the Platform or the Services, other than as provided under this Clause.

(c)	If Client provides or makes available suggestions, comments, ideas or potential improvements to the Platform and/or the Services, JD will be free to use, disclose, modify, license and otherwise exploit such suggestions, comments, ideas or improvements without any obligation to Client.

14.	Reporting and Records

14.1	JD may, from time to time, audit and review Client’s books and records of the Stores and

Client’s use of the Platform and the Services for the purposes of:

(a)	assessing Client’s compliance with its obligations under this Agreement; and

(b)	calculating the Fees payable under this Agreement in accordance with Schedule 4 (Fees).

14.2	JD will use reasonable endeavours to enable Client to generate information relating to Client’s Gross Merchandise Value through the Platform for Client to calculate its Gross Merchandise Value, subject to the Platform’s capabilities and functionalities.

15.	Representations, Warranties and Disclaimers

15.1	Each Party represents, warrants and undertakes to the other Party that:

(a)	it is a duly organised, validly existing and in good standing as a corporation or other entity under the Applicable Laws of the jurisdiction of its incorporation or other organisation;

(b)	it has and will maintain throughout the Term the full right, power, and authority to enter into this Agreement and perform its obligations hereunder;

(c)	the execution of this Agreement by its representative whose signature is set out at the end of this Agreement has been duly authorised by all necessary corporate or organisational action of such Party; and

(d)	when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

15.2	JD:

(a)	does not warrant that:

(i)	Client’s access to or use of the Platform or the Services will be uninterrupted, secure or error-free;

(ii)	the Platform or the Services and/or the functionality provided through the Platform and/or the Services will meet Client’s requirements (including in respect of any sales or transactions);

(iii)	any reports produced through the Platform in accordance with Clause 14.2 will be error-free; or

(iv)	the Platform or the Services will be free from Viruses; and

(b)	will not be responsible for any failures or interruptions to the use of the Platform and/or Services that may affect the receipt, processing, acceptance, completion and/or settlement of transactions using the Platform and/or the Services;

(c)	will not be responsible for any delays, delivery failures, or any other loss or damage (including the loss or damage to data) resulting from the transfer of data over communications networks and facilities, including the internet, and Client acknowledges that the Services may be subject to limitations, delays and other problems inherent in the use of such communications facilities.

15.3	Client acknowledges and agrees that it is solely responsible for assessing the suitability of the Platform and the Services for its business purposes. Except as expressly provided in this Agreement:

(a)	Client assumes sole responsibility for results and/or reports obtained from the use of the Platform and the Services and for communications made through such use, transactions entered into through such use and/or conclusions drawn from such use;

(b)	all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by Applicable Laws, excluded from this Agreement (including any implied warranty or condition of merchantability, fitness for a particular purpose or non-infringement); and

(c)	the Platform and the Services are provided to Client on an “as is” basis.

16.	Indemnity

16.1	Client will defend, indemnify and hold harmless JD, its Affiliates and each of their respective directors, employees, agents, subcontractors and other representatives against claims, actions, proceedings, losses, damages, expenses and costs (including court costs and legal fees) arising out of or in connection with Client’s and/or Authorised Users’ use of the Platform, the Store and/or Services, including any claim:

(a)	that the Client Content infringes the Intellectual Property Rights of any person or is in breach of Applicable Laws; or

(b)	by any person concerning the purchase or sale of products or merchandise through the Store or any other dispute between Client and its customers.

16.2	JD will defend Client, its officers, directors and employees against any claim that the Client’s use of the Platform or Services in accordance with this Agreement infringes the Intellectual Property Rights of any person, provided that:

(a)	JD is given prompt written notice of any such claim;

(b)	Client provides reasonable co-operation to JD in the defence and settlement of such claim, at JD’s expense; and

(c)	JD is given sole authority to defend or settle the claim.

16.3	In the defence or settlement of any claim in connection with Clause 16.2, JD may procure the right for Client to continue using the Platform or the Services, replace or modify the Platform or the Services so that they become non-infringing or, if such remedies are not reasonably available, terminate this Agreement on 5 Business Days’ notice to Client without any additional liability or obligation to pay other additional costs to Client.

16.4	In no event will JD, its employees, agents and sub-contractors be liable to Client to the extent that the alleged infringement is based on:

(a)	modification of the Platform or the Services by anyone other than JD;

(b)	Client’s use of the Platform or the Services in a manner contrary to the instructions given to Client by JD; or

(c)	Client’s use of the Platform or the Services after notice of the alleged or actual infringement from JD or any appropriate authority.

16.5	The foregoing states Client’s sole and exclusive rights and remedies, and JD’s (including JD’s employees’, agents’ and sub-contractors’) entire obligations and liability, for infringement of any Intellectual Property Rights.

17.	Limitation of Liability

17.1	Nothing in this Agreement will limit or exclude either Party’s liability for any losses, damages, expenses and costs (including without limitation court costs and reasonable legal fees) arising from:

(a)	death or personal injury caused by negligence;

(b)	fraudulent misrepresentation or fraud; or

(c)	any other liability to the extent it cannot be limited or excluded under Applicable Laws.

17.2	Subject to Clause 17.1:

(a)	JD will not be liable whether in tort (including for negligence or breach of statutory duty), contract, misrepresentation, restitution or otherwise, arising under or in connection with this Agreement for:

(i)	loss of profits, sales, business, agreements, contracts or anticipated savings;

(ii)	loss of or damage to goodwill;

(iii)	loss of use or corruption of software, data or information; or

(iv)	any indirect or consequential loss; and

(b)	JD’s total aggregate liability in contract (including in respect of the indemnity in Clause 16.2), tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement will be limited to the total Fees paid by Client during the three (3) months immediately preceding the date on which the most recent claim arose.

18.	Termination

18.1	Either Party will be entitled to terminate this Agreement by giving notice in writing to the other Party if:

(a)	the other Party commits a material breach of this Agreement which is irremediable or which it has failed to remedy within 20 Business Days of receiving notice from the other Party to do so; or

(b)	the other Party suffers an Insolvency Event.

18.2	Without affecting any other right or remedy available to it, JD may terminate this Agreement with immediate effect by giving written notice to the Client if:

(a)	the Client fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than twenty (20) Business Days after being notified by JD in writing to make such payment;

(b)	the Client suspends or ceases carrying on all, or a substantial part of its business;

(c)	there is a change of Control of the Client; or

(d)	the Client or any of its Affiliates challenge the validity of any portion of any Intellectual Property Rights of JD, or misuses or misappropriates any portion of the Intellectual Property Rights of JD.

18.3	It is a material breach by the Client of this Agreement if the Client or any Representative of the Client violates or acts inconsistent with any laws, regulations or policies of the PRC mainland, which may cause material losses (including loss of goodwill) to JD or JD’s Affiliates. Upon occurrence of such breach, JD shall have the right to terminate this Agreement immediately upon written notice to the Client, and the Client shall refund all payment made by JD (if any) under this Agreement, and shall indemnity and hold JD and/or its Representatives harmless from and against any and all losses in connection with or arising out of such breach.

For the purpose of this paragraph, “Representative” means, in relation to a Party, any of its Affiliates and any director, shareholder, partner, officer, employee, consultant, agent or advisor of such Party or its Affiliates.

19.	Consequences of Termination Or Expiry

19.1	Termination or expiry of this Agreement in whole or in part will not prejudice either Party’s rights and remedies which have accrued as at termination or expiry.

19.2	Upon termination or expiration of this Agreement in whole or in part for whatever reason:

(a)	Client will immediately pay to JD all of JD’s outstanding unpaid invoices and interest and, in respect of the Services supplied but for which no invoice has been submitted. JD may submit an invoice, which will be payable immediately on receipt;

(b)	subject to the continuing rights, licences and obligations of either Party under this Agreement, all licences granted hereunder will immediately terminate and the respective Parties will cease all activities concerning, including the case of Client, all use of the Services, the Platform and the Store, and in the case of JD, the Client Data and Client Marks; and

(c)	each Party will promptly:

(i)	return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it in connection with this Agreement;

(ii)	return to the other Party all documents and materials (and any copies) containing the other Party’s Confidential Information; and

(iii)	erase all the other Party’s Confidential Information from its respective computer systems (to the extent possible).

19.3	This Agreement shall terminate with immediate effect upon the termination of the Intellectual Property License Agreement.

19.4	Provisions which either expressly or by implication are to survive termination or expiry will continue to have effect after the termination or expiry of this Agreement in whole or in part, including Clauses 1, 8 (for unpaid sums due and payable at expiry or termination), 10, 11, 12, 13, 14, 15, 16, 17, 19, 21.1(a), 23, 24, 25.1, 25.2, 25.3, 25.7, 26 and Schedule 1.

20.	Force Majeure

20.1	JD will have no liability to Client under this Agreement if it is prevented from or delayed in performing its obligations under this Agreement, or from carrying on its business, by acts, events, omissions or accidents beyond its reasonable control, including strikes, lock-outs or other industrial disputes (whether involving the workforce of JD or any other person), failure of a utility service or transport or telecommunications network, act of God, epidemic, pandemic, outbreak of contagious disease, health emergencies, government action, war, riot, civil commotion, civil disorder, malicious damage, compliance with any Applicable Laws, accident, breakdown of plant or machinery, fire, flood or storm (each a “Force Majeure Event”), provided that Client is notified of such an event and, where practicable, its expected duration.

20.2	No Force Majeure Event will modify or excuse Client’s obligations to pay the Fees in accordance with Clause 8 or Schedule 4 (Fees).

21.	Announcements

21.1	Either Party may make or authorise any public announcement or communication concerning this Agreement, the Services or their relationship with the other Party or refer to or use any business name, logo or trade marks whether registered or not of the other Party in any promotional communications, provided that:

(a)	the Party has consulted with and obtained the written consent of the other Party prior to making such announcement or communication; and

(b)	such announcement or communication does not include or refer to any Confidential Information of either Party and/or any commercial or financial terms and conditions under this Agreement (including the Term and/or the Fees).

21.2	To the extent either Party is required by Applicable Laws, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction to make or authorised any public announcement or communication concerning this Agreement, the Services or their relationship with the other Party, that Party will, to the extent legally permissible, consult with the other Party prior to making such announcement or communication.

22.	Dispute Resolution

22.1	JD and Client will negotiate in good faith with a view to resolving any question or difference which may arise concerning the construction, meaning or performance of this Agreement and any dispute arising out of, or in connection with, this Agreement (a “Dispute”).

22.2	If a Dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it then the Parties will follow the dispute resolution procedure set out in this Clause 22.2(a):

(a)	either Party will give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, a representative for JD and representative for Client will attempt in good faith to resolve the Dispute;

(b)	if the Parties’ representatives set out in Clause 22.2(a) are for any reason unable to resolve the Dispute within 30 days of service of the Dispute Notice, the Dispute will be referred to the business director of JD and CEO of Client who will attempt in good faith to resolve it.

22.3	No Party may commence arbitration in relation to any dispute which arises under or in connection with this Agreement until the Parties have attempted in good faith to resolve such dispute in accordance with the dispute resolution procedure under this Clause 2222.2(a).

23.	Assignment and Sub-contracting

23.1	JD may, at any time, assign, delegate, transfer, subcontract, charge or otherwise dispose of all or any of its rights and responsibilities under this Agreement, provided that it gives prior written notice to Client of any assignment or transfer of this Agreement.

23.2	Without limiting the foregoing, Client agrees and acknowledges that JD may:

(a)	subcontract the performance of the Services to any person (including JD’s Affiliates); and/or

(b)	perform the Services (in whole or in part) from any location other than Hong Kong.

23.3	Client will not assign, delegate, transfer, charge or otherwise dispose of all or any of its rights and responsibilities under this Agreement including by operation of law without Client’s prior written consent.

24.	Notices

24.1	Any notice or written communication provided for pursuant to this Agreement by a Party to the other Party will be made in English by personal delivery, email or courier service (if delivered internationally, by internationally recognised courier company).

24.2	The date of receipt of notice or written communication hereunder will be deemed to be the time of delivery if delivered personally, the date when such notice or written communication is delivered to the receiving Party by the courier and evidenced by the confirmation of delivery from the courier company or the date when the email is sent with no non-delivery notification.

24.3	All notices and communications will be sent to the appropriate address or email set out in the Key Terms, until the same is changed by notice given in writing to the other Party.

25.	General Terms

25.1	Costs

(a)	Except as otherwise expressly provided in this Agreement, each Party will bear its own costs, taxes and expenses of performance of and compliance with its obligations under this Agreement, and drafting, negotiation and execution of this Agreement.

25.2	Severability

(a)	If any provision of this Agreement is held or deemed to be invalid or unenforceable in any jurisdiction, or will be revised following a decision by a national or international authority, the Parties will endeavour to amend the invalid or unenforceable provision as to make it valid and enforceable whilst reflecting as closely as possible the commercial purpose and intent of said provision.

(b)	Any such invalidity or unenforceability will not adversely affect the validity or enforceability of this Agreement or any provisions of this Agreement.

25.3	No Waiver

(a)	No delay or omission by either Party to exercise any right or power under this Agreement will be construed to be a waiver of such right or power.

(b)	If any Party explicitly waives any right or power under this Agreement such waiver will not be construed to be a waiver of any further rights or powers under this Agreement.

25.4	Entire Agreement

This Agreement, together with the Intellectual Property License Agreement, constitute the entire agreement between the Parties concerning their subject matter. There are no representations, understandings or agreements, written or oral, relative to this Agreement which are not fully expressed in this Agreement.

25.5	Variation

Any variation of this Agreement will only be in writing duly signed by the representatives of each Party.

25.6	Relationship of the Parties

(a)	Nothing in this Agreement will constitute a partnership, a joint venture or any other corporation between the Parties.

(b)	Unless set out otherwise in this Agreement none of the Parties will have the right to act on behalf of the other Party or bind the other Party in any way.

25.7	Rights of Third Parties

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any term of this Agreement.

(b)	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other third person.

25.8	Counterparts

25.9	This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts will together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy will be an effective mode of delivery.

25.10	In relation to each counterpart, upon confirmation by or on behalf of a Party that such Party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page will take effect, together with such final text, as a complete authoritative counterpart.

25.11	Successors and Assigns

This Agreement will be binding upon, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns.

26.	Governing Law and Jurisdiction

26.1	This Agreement, and all matters arising out of or related to this Agreement, shall be governed by and interpreted in accordance with the laws of Hong Kong, without reference to the choice of law or conflicts of law principles which would apply the laws of another jurisdiction.

26.2	The Parties agree that any dispute under this Agreement shall be referred to the Hong Kong International Arbitration Centre (“HKIAC”) located in Hong Kong for arbitration in accordance with the HKIAC Administered Arbitration Rules in effect at the time of applying for arbitration, as may be amended by this Clause. The arbitral tribunal shall be made up of three (3) arbitrators. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon the Parties.

Schedule 1

Definitions and Interpretation

1.	Definitions

1.1	As used in this Agreement, the following terms and expressions will have the following meanings set out below:

“Affiliate” of an entity means any company or other entity which directly or indirectly Controls, is Controlled by or is under common Control with that entity;

“Applicable Laws” means all laws, statutes, orders, rules, regulations, directives, rules and guidelines which, in each case, have legal effect, whether local, national, international or otherwise existing from time to time, including all Regulatory Authority’s regulations, rules, instructions, requirements, standards, guidelines and directions, as applicable to such Party’s business that are either binding or expected by a Regulatory Authority to be complied with. For the purposes of this definition, “applicable” means as applicable: (a) to the relevant Party and/or any of its Affiliates; or (b) as applicable to the relevant Party’s obligations under this Agreement;

“Authorised Users” means the employees, agents, independent contractors and Merchants who are authorised by Client from time to time to use the Platform;

“Business Day” means a day, other than a Saturday, Sunday or public holiday in the PRC Mainland , when banks in are open for business;

“Client Content” means any content, work, modifications, service programmes, contractual documentation and any and all documents, materials, data or information in whatever form provided by Client to JD or uploaded to the Platform (whether by Client or by any Authorised User), including the Client Data, but excluding any JD Materials incorporated (whether in whole or in part) into any of the foregoing;

“Client Data” means the data (including any Personal Data) inputted by Client, Authorised Users, Merchants, JD on Client’s behalf, or generated through the use of the Platform (including any transactional data for the purpose of using the Platform or the Services or facilitating Client’s use of the Platform or Services;

“Client Systems” means the information technology infrastructure, including the computers, software, databases, electronic systems (including database management systems), and networks, of Client;

“Commercial Launch” means the launch of the Store, where the Store is made available to the public in accordance with the terms of this Agreement;

“Commercial Launch Date” means the date on which the Commercial Launch takes place;

“Confidential Information” means any information obtained by a Party from the other, or disclosed to the Party by any other source, relating to the other Party, which is expressly marked as confidential or which is manifestly of a confidential nature, including information relating to a Party’s operations, processes, plans, product information, know-how, designs, trade secrets, software, market opportunities, its suppliers and customers and, in the case of Client, includes the Client Data;

“Consultancy Services” has the meaning given in Schedule 2 (Services and Statement of Work);

“Control” means the ownership of more than 50% of the issued share capital or other equity interest or the legal power to direct or cause the direction of the general management and policies of an entity;

“Data Protection Laws” means any Applicable Laws relating to the use and processing of Personal Data, as applicable to JD, Client and/or the Services;

“Dispute” has the meaning given in Clause 22.1;

“Dollars”, “$” or “US$” means United States Dollars;

“Effective Date” has the meaning set out in the Key Terms;

“Fees” means the charges, fees and other amounts payable by Client to JD in relation to the implementation of the Platform and its receipt of the Services, as set out in Schedule 4 (Fees) and as calculated and payable in accordance with Schedule 4 (Fees);

“Gross Merchandise Value” means the total gross revenue of all the products and goods sold at the Stores;

“Hong Kong” means Hong Kong Special Administrative Region of the PRC;

“Implementation Services” has the meaning given in Schedule 2 (Services and Statement of Work);

“Initial Term” has the meaning given in the Key Terms;

“Insolvency Event” means that a person: (a) is unable to pay its debts or becomes insolvent or bankrupt or ceases to trade; (b) is the subject of an order made or a resolution passed for the administration, winding-up or dissolution (otherwise than for the purpose of a solvent amalgamation or reconstruction, which does not materially reduce that entity’s assets); (c) has an administrative or other receiver, manager, trustee, liquidator, administrator, or similar officer appointed over all or any substantial part of its assets; (d) enters into or proposes any composition or arrangement with its creditors generally (otherwise than for the purpose of a financing or solvent amalgamation or reconstruction, which does not materially reduce the entities’ assets); or (e) is the subject of any events or circumstances analogous to any of the foregoing in any applicable jurisdiction;

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, utility model, copyright, trademark, trade secret, right in confidential information or other intellectual property rights, and all similar or equivalent rights or forms of protection in any part of the world;

“JD Materials” means documents, methods, processes, agreements, guidelines, training materials and other materials that are proprietary to JD and/or its Affiliates and provided or used by JD and/or its Affiliates in connection with this Agreement;

“JD Policies” means policies, procedures, standard and guidelines adopted by JD and/or its Affiliates, as each may be amended, superseded or replaced from time to time;

“Key Terms” means the key terms set out in the cover sheet of this Agreement;

“Personal Data” means any information that does or can identify a specific individual or by or from which a specific individual may be identified, contacted or located and those similar definitions under relevant Data Protection Laws;

“Personnel” means employees, staff, agents and consultants engaged in provision of the Services from time to time;

“Platform” means JD omni-channel retail software application(s) and any third-party applications, systems, services and facilities, including any and all updates to and versions of any of the foregoing, that JD makes available to the Client from time to time under this Agreement;

“Platform Services” has the meaning given in Schedule 2 (Services and Statement of Work);

“PRC Mainland” means the mainland of People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

“Process” means to perform any operation or set of operations on any data, information, material, work, expression, or other content, including to: (a) create, generate, collect, receive, input, upload, download, record, reproduce, store, host, organise, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate, or make other improvements or derivative works from; (b) process, retrieve, output, consult, use, disseminate, transmit, submit, post, transfer, disclose, or otherwise provide or make available; or (c) block, erase, or destroy. “Processing” and “Processed” have equivalent meanings;

“Regulatory Authority” means any regulatory, governmental and/or judicial authority (including any public prosecution service) or any self-regulatory organisation established under Applicable Laws or under the supervision of the legislative body of the country, securities exchange, securities association or agency charged with enforcing Applicable Laws, in each case, under or in respect of Applicable Laws, privacy and/or data protection;

“Renewal Term” has the meaning given in Clause 2.1;

“Restricted Items” means: (1) alcohol, animals or animal-related products, drugs or drugs paraphernalia, explosives, weapons or ammunition, financial services or insurance, gambling or lotteries, hazardous materials, human parts or burial artefacts, pharmaceuticals, medicines or medical devices, pesticides, recycled products, tobacco or tobacco-related products; and (2) such other items which JD may notify to the Client from time to time;

“Scheduled Downtime” means any scheduled outages of the Platform Services in whole or in part;

“Service Level” means the (a) the Availability Requirements; (b) the service levels specified under the relevant SOWs; and (c) any other service levels agreed between the Parties from time to time;

“Services” has the meaning given in Clause 3.1;

“Statement of Work” or “SOW” means the statement of works for each stage of the Services as set out in Schedule 2 (Services and Statement of Work);

“Specification” means the specifications for the Services (including any functional requirements) as agreed between the Parties and made available to Client (as may be updated or amended from to time);

“Stores” means Client’s physical Stores in California, the United States of America, details of which are set out in the Key Terms;

“Support Services” has the meaning given in Schedule 2 (Services and Statement of Work);

“Term” means the Initial Term together with any Renewal Term(s); and

“Virus” means any thing or device (including any software, code, file or programme) which may:

a)	prevent, impair or otherwise adversely affect the operation of any computer software, hardware or network, any telecommunications service, equipment or network or any other service or device;

b)	prevent, impair or otherwise adversely affect access to or the operation of any programme or data, including the reliability of any programme or data (whether by re-arranging, altering or erasing the programme or data in whole or part or otherwise); or

c)	adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

2.	Interpretation

2.1	The headings in this Agreement are for purposes of reference only and will not in any way limit or affect the meaning or interpretation of any of the terms of this Agreement.

2.2	References to “Clause” and “Schedule” are to Clauses of and schedules to this Agreement.

2.3	The words “includes” and “including” are to be construed without limitation, including with respect to any examples or listed matters that may follow.

2.4	References to a law or regulation include:

(a)	that law or regulation as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

(b)	any past law or regulation (as from time to time modified, re-enacted or consolidated) which that law or regulation has directly or indirectly replaced; and

(c)	any subordinate legislation made from time to time under that law or regulation.

2.5	References to a “Party” includes its successors and permitted assigns.

2.6	References to a Regulatory Authority will include any successor to that Regulatory Authority.

2.7	Unless otherwise expressly provided in a Schedule, in the event of any conflict between the terms and conditions of the Main Body (together with the Key Terms) and the terms and conditions of a Schedule, the terms and conditions of the Main Body (together with the Key Terms) will prevail. In the event of any conflict between the terms and conditions of a Schedule, the terms and conditions of the Schedule will prevail.

2.8	The Key Terms and Schedules are incorporated into and form part of this Agreement.

Schedule 2

Statements of Work

Consultancy Services (Stage 0)

Statement of Work

1.	Consultancy Services

1.1	Service Description

(a)	JD will provide consultancy services (the “Consultancy Services”) to Client, including: (1) consideration and assessment of the nature of the Client’s business and initialization of the main data processed in connection with Client’s business; (2) information and standards, and, analysis and study of feasibility of omni channel retailing of the Client; and (3) preparation and delivery of feasibility plan of omni channel retailing of the Stores.

1.2	Functional Requirements

(a)	As part of the Consultancy Services, JD will work with Client to develop and implement the functional requirements set out as follows, unless otherwise agreed between the Parties:

(1)	Delivery of a brand positioning report of omni channel retailing of the Stores along with a list of services to be provided under this Agreement, merchandise space planning for the Store, initial grid layout of the physical Store as well as projected profit and loss of the Store.

(2)	Delivery of a report detailing the discrepancies between core functions of Client’s existing system and core functions of JD’s Platform.

(3)	Delivery of a feasibility plan of omni channel retailing of the Stores.

1.3	Service Levels

(a)	JD will use commercially reasonable efforts to provide the Consultancy Services in a diligent, workmanlike manner in accordance with industry standards applicable to the performance of such services.

1.4	Project Timeline

JD will provide the Consultancy Services set out as follows, unless otherwise agreed between the Parties:

Conditional on the Client providing all necessary information and materials agreed to by both Parties from time to time in a timely manner, JD will deliver the deliverables set forth in Section 1.2 (a) of this SOW within approximately ten (10) weeks from the Effective Date.

1.5	Fees

(a)	The Consultancy Services are included in the Fees, and JD will not levy any additional Fees, costs or charges for such Consultancy Services.

Initialization Services (Stage 1)

Statement of Work

2.	Initialization Services

2.1	Service Description

(a)	JD will provide initialization services (the “Initialization Services”) to Client, including initializing the feasibility plan, digitalization of Store, delivery of online retailing and e-commerce business and operational solutions for the Stores with omni channels.

2.2	Functional Requirements

(a)	As part of the Initialization Services, JD will work with Client to develop and implement the functional requirements set out as follows, unless otherwise agreed between the Parties:

(1)	Prepare a solution for the IT system, core process, omni channels retail formats position, product category role as well as pricing and promotion, including delivering (i) a category structure sheet, a category space allocation sheet, a profit and loss model and a grid layout of the physical Store; (ii) an optimized solution for core processing and IT system structure; (iii) an optimized solution for Client’s product sourcing and supply chain functions; (iv) a structure of SaaS solution for the middle platform of the Platform; and (v) a structure of a Could implementation of the Platform (collectively, the “Retail Format Planning and Data Initialization”).

(2)	Prepare an online retailing solution including the design of the App for Stores, operational rules and methods, customized promotion tools, a data indication system, and an operation model for the Stores, as well as deliver a research report on the tread for online consumer shopping and the App for Stores, a user experience design for the App and an operational plan for the App of the Stores (collectively, the “Online Sales Solutions”).

(3)	Prepare and deliver customized modular product designs of the Platform as well as a list of equipment necessary for the operation of the Stores along with the prices (collectively, the “Digitalization of the Stores”).

(4)	Prepare solutions for the software and hardware in connection with omni channels retail for the Store, and deliver a solution for the main data of the middle platform of the Platform and the budget, a solution for the App of the Stores and the budget, a solution for the digitalization of the Stores by taking into account the required software and hardware and the budget, a plan for the interface development and the budget, and a solution for the Could implementation of the Platform and the SaaS solution for the middle platform of the Platform along with the budget (collectively, the “Omni Channel Software and Hardware Solutions”). For the avoidance of doubt, the budget is part of the Fees under this Agreement.

(5)	Initial the discussion about the co-brand, prepare the grid layout of the physical Store, and deliver the layout of the Stores as well as frameworks of co-brand, brand system and consumer communication system (collectively, the “Brand Planning and Consumer Communication”).

2.3	Service Levels

(a)	JD will use commercially reasonable efforts to provide the Initialization Services in a diligent, workmanlike manner in accordance with industry standards applicable to the performance of such services.

2.4	Project Timeline

JD will provide the Initialization Services in accordance with the Project Timeline set out as follows, unless otherwise agreed between the Parties:

Conditioned on Client providing all necessary information and materials agreed to by both Parties from time to time in a timely manner, JD will:

(a)	complete and deliver the Retail Format Planning and Data Initialization, Online Sales Solutions and Digitalization of the Stores within approximately ten (10) weeks following the Effective Date.

(b)	complete and deliver the Omni Channel Software and Hardware Solutions as well as Brand Planning and Consumer Communication within approximately ten (10) weeks following the Effective Date.

2.5	Fees

(a)	The Initialization Services are included in the Fees, and JD will not levy any additional Fees, costs or charges for such Initialization Services.

Implementation Services (Stage 2)

Statement of Work

3.	Implementation Services

3.1	Service Description

(a)	JD will provide implementation, integration and configuration services to Client in relation to the implementation, integration and configuration of the Stores, including the implementation of the functional requirements set out in relevant SOWs (the “Implementation Services”).

(b)	Each Party will perform its respective obligations and responsibilities in accordance with the applicable Project Timeline or as otherwise mutually agreed between the Parties.

(c)	Following the completion of UAT in accordance with this SOW, Commercial Launch will occur within seven (7) days of completion of the UAT.

3.2	Specification

(a)	The Specifications for the Implementation Services shall be in accordance as follows:

JD will provide the Implementation Services to have the Platform Services and related services available for access by the Client with the specifications stated in the work products generated from Stage 1 and Stage 2.

3.3	Project Timeline

(a)	JD will provide the Implementation Services in accordance with the Project Timeline set out as follows, unless otherwise agreed between the Parties:

Conditioned on Client providing all necessary information and materials agreed to by both Parties from time to time as well as purchases all necessary equipment and hardware in a timely manner, JD will provide and complete the Implementation Services within approximately thirty-two (32) weeks following the completion and delivery of the Consultancy Services and Initialization Services, and the timeline for the development of certain products and functions stated in the work products generated from Stage 1 and Stage 2 will be completed in accordance with the timeline set forth therein.

3.4	Functional Requirements

(a)	As part of the Implementation Services, JD will work with Client to develop and implement the functional requirements set out as follows, unless otherwise agreed between the Parties:

(1)	Develop and implement user modules and deliver user acquisition strategy and implementation solutions.

(2)	Develop and implement products and supply chain modules and deliver supply chain and main data implementation solutions.

(3)	Implement all software and hardware for the IT system of the Platform Services.

(4)	Develop a training program for the Client’s personnel and prepare a operation manual for the Store.

3.5	Testing and Acceptance

(a)	Where agreed between the Parties, upon completion of each deliverable in accordance with this Schedule (“Deliverable”), JD will submit a copy to Client and, upon Client’s request, demonstrate its functionality to Client.

(b)	Client is responsible for reviewing and testing of Deliverables in accordance with the test plans mutually agreed between the Parties.

(c)	Client must notify JD within 10 Business Days if Client believes the Deliverable fails to meet the agreed acceptance criteria, and will specify the deficiencies in details.

(d)	Any new requirements that are out of scope of this Schedule may be agreed between the Parties from time to time and will be subject to an additional charge and agreed completion schedule.

(e)	JD will rectify any deficiencies before resubmission of the Deliverable for testing, if the resubmitted Deliverable fails to meet the agreed acceptance criteria, Client can claim any additional man-days used for further testing until the agreed acceptance criteria has been met;

(f)	Upon completion of the joint user acceptance test (“UAT”), the set up of the Store will be deemed to be completed and accepted by Client.

(g)	Notwithstanding the completion of the UAT, if any follow-up issues are identified during the UAT, the Parties will agree on the schedule for handling of such issues which will not affect the schedule for handover and Commercial Launch.

(h)	The handover of the Store and Commercial Launch will occur within seven (7) days of completion of the UAT. In any event, Commercial Launch will be deemed to have occurred no later than seven (7) days after completion of the UAT for the purposes of this Agreement.

3.6	Fees

(a)	The Implementation Fee (as defined in Schedule 4 (Fees) will be calculated and payable by Client in accordance with Schedule 4 (Fees).

Platform Services (Stage 3)

Statement of Work

4.	Platform Services (Stage 3)

4.1	Service Description

(a)	JD will provide a platform-as-a-service to enable Client to manage and operate the Store (the “Platform Services”).

4.2	Functional Requirements

(a)	As part of the Platform Services, JD will work with Client to develop and implement the functional requirements set out as follows, unless otherwise agreed between the Parties:

Continuous provision of Platform Services, training, and support services.

4.3	Service Levels

(a)	The Platform Services Service Levels set out in Schedule 3 (Service Levels) apply in respect of the Platform Services.

4.4	Fees

(a)	The Platform Services are included in the Fees, and JD will not levy any additional Fees, costs or charges for such Platform Services.

Schedule 3

Service Levels

1.	Platform Services

1.1	Availability

(a)	JD will use reasonable efforts to make the Platform Services Available, excluding the time the Platform Services are not Available as a result of any Scheduled Downtime or factors outside of JD’s reasonable control such as unpredictable and unforeseeable events that could not have been avoided even if reasonable care had been exercised (“Availability Requirements”).

1.2	Scheduled Downtime

(a)	JD will notify Client at least 24 hours in advance of all Scheduled Downtime. All such scheduled outages will:

(i)	be scheduled between the hours of 0 am to 4 am, Pacific Standard Time ; and

(ii)	occur no more frequently than once per week, provided that JD may request Client’s approval for extensions of Scheduled Downtime above one hour, which approval may be granted at Client’s sole discretion.

Schedule 4

Fees

1.	Fees

1.1	Subject to the terms and conditions of this Agreement, the following fees are payable by Client in consideration of the provision of the Services by JD:

(a)	the Consultancy and Initialization Fee, as set out in paragraph 2;

(b)	the Customized Software & Interface Development Fee, as set out in paragraph 3

(c)	the Store Hardware & Equipment Fee, as set out in paragraph 4;

(d)	IT Equipment & Hardware Implementation Fee, as set out in paragraph 5;

(e)	Other Implementation Fee, as set out in paragraph 6; and

(f)	the Royalty Fees, as set out paragraph 7; together, the “Fees”, in accordance with the terms of this Schedule.

2.	Consultancy and Initialization Fee

2.1	The Client shall pay the amount of US$220,000 in respect of the Consultancy Services and Initialization Services (the “Consultancy and Initialization Fee”) set forth in Schedule 2.

2.2	The Consultancy and Initialization Fee shall be paid as follows:

(a)	60% of the Consultancy and Initialization Fee will be payable within 3 days from the Effective Date;

(b)	40% of the Consultancy and Initialization Fee payable within 3 days from the completion and delivery of the Initialization Services;

(c)	20% of the Implementation Fee will be payable within 3 days from the completion and delivery of the Implementation Services.

(d)	For each additional Store requiring the Services of JD, an additional US$50,000 shall be charged for the Consultancy and Initialization Services for such additional Store.

3.	Customized Software & Interface Development Fee

The Customized Software & Interface Development Fee in connection with the Implementation Services and the applicable payment schedule shall be agreed to by both Parties in writing during Stage 1.

4.	Store Hardware & Equipment Fee

The Store Hardware & Equipment Fee in connection with the Implementation Services and the applicable payment schedule shall be agreed to by both Parties in writing during Stage 1.

5.	IT Equipment & Hardware Implementation Fee

The IT Equipment & Hardware Implementation Fee in connection with the Implementation Services and the applicable payment schedule shall be agreed to by both Parties in writing during the period of Stage 1.

6.	Other Implementation Fees

Both Parties may agree upon other Fees in connection with the Implementation Services in addition to the Fees set forth from paragraph 3 to paragraph 4 in writing during the period of Stage 1.

7.	Royalty Fees

7.1	Client will pay the royalty fees from the Commercial Launch Date for the Platform Services in accordance with the terms set out below (the “Royalty Fees”).

7.2	Definitions

“Royalty Fee Rate” means the percentage at which the Royalty Fee will be payable as set out below.

7.3	Royalty Fee

The Royalty Fee Rate shall be 1.2% of the Gross Merchandise Value.

7.4	Royalty Fees Payment Terms

The Royalty Fee for the relevant calendar month shall be paid by the Client on 15th day of the following calendar month.

7.5	Reports

(a)	Client will:

(i)	no later than seven (7) days after the end of each calendar month, prepare and provide to JD a report (in a form to be mutually agreed between the Parties) relating to the Client’s Gross Merchandise Value for the preceding month based in the information generated by the Platform; and

(ii)	no later than fourteen (14) days after the end of each calendar month, prepare and provide to JD a monthly financial statement (in a form to be mutually agreed between the Parties) showing Client’s Gross Merchandise Value for the preceding month.

(b)	No later than one (1) month after the end of the twelve (12)-month period after the Commercial Launch Date and each twelve (12)-month period thereafter, Client will prepare and provide to JD a financial statement (in a form to be mutually agreed between the Parties), certified by Client’s independent auditor, showing the Gross Merchandise Value for each month during the preceding twelve (12)-month period.

(c)	Client will provide JD with supporting details and information (including any supporting calculations) reasonably requested by JD in respect of the financial statements set out in paragraph 7.5(b).

(d)	To the extent that Client’s Gross Merchandise Value shown in any report or financial statement provided above is greater than Gross Merchandise Value declared by Client, Client will pay the outstanding difference in the payable Royalty Fees within one month of JD’s written request.

8.	Review of Fees

The Parties may discuss and agree any new requirements or services (including any customisation or support requirements or services) that are out of scope of this Agreement (whether before or after the Commercial Launch Date from time to time. The Parties acknowledge and agree that such new requirements or services will be subject to additional charges, to be agreed between the Parties.